Exhibit 99.1
CSK AUTO ANNOUNCES ENTRY INTO TERM CREDIT AGREEMENT AND RESULTS TO DATE OF CASH TENDER OFFER FOR 7% SENIOR SUBORDINATED NOTES
PHOENIX, AZ, July 3, 2006—CSK Auto Corporation (NYSE: CAO) (the “Company”) announced today that its wholly owned subsidiary CSK Auto, Inc. (“Auto”) had entered into a Term Credit Agreement among Auto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, and Lehman Commercial Paper Inc. and Wachovia Bank, National Association, as Co-Syndication Agents (the “Credit Agreement”), with respect to a senior secured credit facility of $450,000,000 on terms previously disclosed. The loans under the Credit Agreement (the “Term Loans”) can be made on up to five occasions until December 16, 2006. The proceeds of the Term Loans may be used solely (i) to refinance or repurchase some or all of Auto’s 7% Senior Subordinated Notes due 2014 (the “7% Notes”), 3 3/8% Senior Exchangeable Notes due 2025 (the “3 3/8% Notes”), and 4 5/8% Senior Exchangeable Notes due 2025 (the “4 5/8% Notes,” and together with the 7% Notes and the 3 3/8% Notes, the “Existing Notes”), and (ii) provided that some or all of the Existing Notes have been refinanced or repurchased with the proceeds of Term Loans, to pay consent fees to holders of Existing Notes not so refinanced or repurchased and related transaction fees and expenses.
The Company also announced today that as of 5:00 p.m., New York City time, on Friday, June 30, 2006, which was the early settlement deadline (the “Early Settlement Deadline”) for the cash tender offer and consent solicitation of Auto with respect to Auto’s outstanding $225 million aggregate principal amount of 7% Notes, a total of approximately $221 million in aggregate principal amount of 7% Notes (representing approximately 98 percent of the outstanding principal amount) had been tendered. Payment of the tender consideration for the 7% Notes validly tendered and not withdrawn at or prior to the Early Settlement Deadline is expected to be made promptly.
The requisite consents to adopt the proposed amendments to the indenture governing the 7% Notes have been received and a supplemental indenture containing such amendments has been executed by Auto, the guarantors party thereto and the trustee under the indenture.
The tender offer is scheduled to expire at 5:00 p.m., New York City time, on July 18, 2006, unless extended or earlier terminated (the “Expiration Time”). Payments of the tender consideration for 7% Notes validly tendered and not withdrawn after the Early Settlement Deadline and at or prior to the Expiration Time will be made promptly after the Expiration Time.
The Altman Group, Inc. is Information Agent and Depositary for the tender offer. Questions and requests for documents related to the tender offer may be directed to The Altman Group, Inc. at (201) 806-7300.
This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer is being made only through the Offer to Purchase and related materials. Holders of Notes should read carefully the Offer to Purchase and related materials because they contain important information.

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of April 30, 2006, the Company operated 1,288 stores in 22 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, Kragen Auto Parts and Murray’s Discount Auto Stores.
CONTACT: CSK Auto Corporation
Brenda Bonn, 602-631-7483 (Investor Contact)
or
Ashton Partners
Mike Banas, 312-553-6704 (Media Contact)

2